Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Fourth Quarter 2016 Results

Sales of $719 million

Net loss attributable to common stockholders of $(24) million

Cash flow from operations of $23 million

Adjusted EBITDA of $17 million

Houston, TX – February 16, 2017 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced fourth quarter 2016 results.

The company’s sales were $719 million for the fourth quarter of 2016, which were 26% lower than the fourth quarter of 2015 and 9% lower than the third quarter of 2016. As compared to last year, reduced customer activity across all segments and sectors drove the decline.

Net loss attributable to common stockholders for the fourth quarter of 2016 was $(24) million, or $(0.25) per diluted share, compared to $(399) million, or $(3.92) per diluted share for the same period of 2015. The fourth quarter of 2016 includes after-tax severance and restructuring charges of $7 million, ($0.07) per diluted share. The fourth quarter 2015 results include after-tax charges for the impairment of goodwill and intangible assets and other items of $411 million, ($4.04) per diluted share.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “As expected, fourth quarter revenue was down 9% sequentially due to seasonality primarily driven by U.S. midstream. However, we are encouraged as sequential revenue for our U.S. upstream business increased 8%, as well completion activity is increasing.”

“While the last two years have been challenging in the oil and gas markets, we are in a strong position to capitalize on the improving market conditions. Over the past two years, since the downturn began, we executed our strategic objectives. We have gained valuable market share, generated $943 million in cash from operations, reduced debt by $1 billion, reduced operating costs by 27% and returned $107 million to shareholders. These actions have allowed us to strengthen our position as the leading PVF distributor and now we are ready to return our focus to growing with our customers again.”

“Looking ahead, we expect 2017 results to be improved over 2016 and we are looking forward to returning to sales and earnings growth across each of our segments and sectors.”

MRC Global’s fourth quarter 2016 gross profit was $122 million, or 17.0% of sales, a decrease from fourth quarter 2015 gross profit of $175 million, or 18.1% of sales. Gross profit for the fourth quarter 2016 and 2015 reflected a benefit of $7 million and $23 million, respectively, in cost of sales relating to the use of the last-in, first out (“LIFO”) method of inventory cost accounting.

Selling, general and administrative (“SG&A”) expenses were $128 million, or 17.8% of sales, for the fourth quarter of 2016 compared to $146 million, or 15.1% of sales, for the same period of 2015. SG&A expenses for the fourth quarter of 2016 and 2015 included $8 million and $5 million of pre-tax severance and restructuring charges, respectively.

Adjusted EBITDA was $17 million in the fourth quarter of 2016 compared to $34 million for the same period in 2015. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

The effective tax rate in the fourth quarter 2016 was negative 6% as a result of a lower effective tax rate (benefit) for the full year of 9%, reflecting increased unbenefited pre-tax losses in the International segment.

Sales by Segment

U.S. sales in the fourth quarter of 2016 were $550 million, down $228 million or 29% from the same quarter in 2015. The decrease reflected a $130 million, or 51% decrease in the upstream sector (includes a $61 million impact from the sale of our U.S. oil country tubular goods (“OCTG”) product line), a $45 million, or 15% decrease in the midstream sector and a $53 million, or 24% decrease in the downstream sector.

Canadian sales in the fourth quarter of 2016 were $55 million, down $11 million or 17% from the same quarter in 2015 driven by declines in the upstream and midstream sectors.

International sales in the fourth quarter of 2016 were $114 million, down $9 million or 7% from the same period in 2015 as a decline in upstream sales were partially offset by an increase in downstream sales.

Sales by Sector

Upstream sales in the fourth quarter of 2016 decreased 41% from the fourth quarter of 2015 to $218 million, or 30% of total sales. The decline in upstream sales was across all segments and was a result of reduced customer activity. Excluding OCTG revenue from the fourth quarter 2015, U.S. upstream sales declined 36% in the fourth quarter of 2016. Canadian and International upstream sales declined 17% and 19% in the fourth quarter 2016 from the fourth quarter 2015, respectively.

Midstream sales in the fourth quarter of 2016 decreased 15% from the fourth quarter of 2015 to $268 million, or 37% of total sales. Sales to transmission and gas utility customers were down 7% and 22% over the same quarter in 2015, respectively.

Downstream sales in the fourth quarter of 2016 decreased 17% from the fourth quarter of 2015 to $233 million, or 33% of total sales. The decrease was due to a 24% decline in U.S. downstream sales primarily related to lower project activity.

Balance Sheet

Cash balances were $109 million at December 31, 2016. Debt, net of cash, was $305 million at December 31, 2016. During the fourth quarter, the company generated $23 million of cash from operations and for the full year 2016, the company generated $253 million of cash from operations.

Share Repurchase Program Update

In November 2015, the board of directors authorized a share repurchase program for common stock of up to $100 million, which was increased in November 2016 to $125 million. During the fourth quarter, the company purchased $7 million of its common stock at an average price of $15.94. In 2016, the company purchased $95 million of its common stock at an average price of $13.96. In total, the company has purchased $107 million under the plan at an average price of $13.98 per share or 7.7 million shares. The outstanding share count as of December 31, 2016 is 94.9 million shares.

Conference Call

The Company will hold a conference call to discuss its fourth quarter and annual 2016 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 17, 2017. To participate in the call, please dial 412‑902- 0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 3, 2017 and can be accessed by dialing 201-612-7415 and using pass code 13652540#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, the company’s expectations regarding the pay down of its debt, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

0

	December 31,
	2016	2015

Assets
Current assets:
Cash	$ 109	$ 69
Accounts receivable, net	399	533
Inventories, net	561	781
Other current assets	48	22
Total current assets	1,117	1,405

Other assets	19	22

Property, plant and equipment, net	135	127

Intangible assets:
Goodwill, net	482	484
Other intangible assets, net	411	459

	$ 2,164	$ 2,497

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 314	$ 327
Accrued expenses and other current liabilities	111	110
Current portion of long-term debt	8	8
Total current liabilities	433	445

Long-term obligations:
Long-term debt, net	406	511
Deferred income taxes	184	208
Other liabilities	23	22

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 102,529,637
and 102,203,074 issued, respectively	1	1
Additional paid-in capital	1,677	1,666
Retained deficit	(574)	(467)
Treasury stock at cost: 7,677,580 and 816,389 shares, respectively	(107)	(12)
Accumulated other comprehensive loss	(234)	(232)
	763	956
	$ 2,164	$ 2,497

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015

Sales	$ 719	$ 967	$ 3,041	$ 4,529
Cost of sales	597	792	2,573	3,743
Gross profit	122	175	468	786

Selling, general and administrative expenses	128	146	524	606
Goodwill and intangible asset impairment	-	462	-	462
Operating loss	(6)	(433)	(56)	(282)

Other expense:
Interest expense	(9)	(9)	(35)	(48)
Write off of debt issuance costs	(1)	-	(1)	(3)
Other, net	(1)	(7)	1	(9)

Loss before income taxes	(17)	(449)	(91)	(342)
Income tax expense (benefit)	1	(56)	(8)	(11)
Net loss	(18)	(393)	(83)	(331)
Series A preferred stock dividends	6	6	24	13
Net loss attributable to common stockholders	$ (24)	$ (399)	$ (107)	$ (344)

Basic loss per common share	$ (0.25)	$ (3.92)	$ (1.10)	$ (3.38)
Diluted loss per common share	$ (0.25)	$ (3.92)	$ (1.10)	$ (3.38)
Weighted-average common shares, basic	95.1	101.8	97.3	102.1
Weighted-average common shares, diluted	95.1	101.8	97.3	102.1

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended December 31,
	2016	2015
Operating activities
Net loss	$ (83)	$ (331)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	22	21
Amortization of intangibles	47	60
Equity-based compensation expense	12	10
Deferred income tax benefit	(23)	(87)
Amortization of debt issuance costs	4	4
Inventory-related charges	45	-
Write off of debt issuance costs	1	3
Goodwill and intangible asset impairment	-	462
Decrease in LIFO reserve	(14)	(53)
Change in fair value of derivative instruments	(1)	1
Provision for uncollectible accounts	4	2
Foreign currency losses	4	3
Other non-cash items	4	9
Changes in operating assets and liabilities:
Accounts receivable	128	412
Inventories	141	419
Other current assets	(23)	6
Income taxes payable	6	(13)
Accounts payable	(13)	(198)
Accrued expenses and other current liabilities	(8)	(40)
Net cash provided by operations	253	690

Investing activities
Purchases of property, plant and equipment	(33)	(39)
Proceeds from the disposition of property, plant and equipment	1	1
Proceeds from the disposition of non-core product lines	48	-
Other investing activities	-	(3)
Net cash provided by (used in) investing activities	16	(41)

Financing activities
Payments on revolving credit facilities	(41)	(1,343)
Proceeds from revolving credit facilities	41	670
Payments on long-term obligations	(108)	(258)
Debt issuance costs paid	-	(1)
Purchases of common stock	(95)	(12)
Proceeds from issuance of preferred stock, net of issuance costs	-	355
Dividends paid on preferred stock	(24)	(10)
Proceeds from exercise of stock options	1	-
Net cash used in financing activities	(226)	(599)

Increase in cash	43	50
Effect of foreign exchange rate on cash	(3)	(6)
Cash beginning of year	69	25
Cash end of year	$ 109	$ 69

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net Loss

 (in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015

Net loss	$ (18)	$ (393)	$ (83)	$ (331)
Income tax expense (benefit)	1	(56)	(8)	(11)
Interest expense	9	9	35	48
Depreciation and amortization	6	6	22	21
Amortization of intangibles	12	14	47	60
Decrease in LIFO reserve	(7)	(23)	(14)	(53)
Inventory-related charges (1)	-	-	40	-
Goodwill and intangible asset impairment	-	462	-	462
Equity-based compensation expense (2)	3	2	12	10
Severance and restructuring charges (3)	8	5	20	14
Loss on disposition of non-core product lines (4)	-	5	-	5
Foreign currency losses (gains)	3	(1)	4	3
Write off of debt issuance costs (5)	1	-	1	3
Litigation matter (6)	-	3	-	3
Change in fair value of derivative instruments	(1)	1	(1)	1
Adjusted EBITDA	$ 17	$ 34	$ 75	$ 235

Notes to above:

(1)

Non-cash charges (pre-tax) recorded in cost of goods sold. Charges in the international segment are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the current market outlook for certain products.

(2)	Recorded in SG&A
(3)	Charge (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A
(4)	Charge (pre-tax) related to the sale of the company’s OCTG business in 2015 recorded in Other, net.
(5)	Charge (pre-tax) related to the early repayment of debt.
(6)	Charge (pre-tax) related to the Weatherford claim as described in the company’s SEC filings recorded in Other, net.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	December 31,		Percentage	December 31,	Percentage
	2016		of Revenue	2015	of Revenue

Gross profit, as reported	$ 122		17.0%	$ 175	18.1%
Depreciation and amortization	6		0.8%	6	0.6%
Amortization of intangibles	12		1.7%	14	1.5%
Decrease in LIFO reserve	(7)		(1.0%)	(23)	(2.4%)
Adjusted Gross Profit	$ 133		18.5%	$ 172	17.7%

	Year Ended
	December 31,		Percentage	December 31,	Percentage
	2016		of Revenue	2015	of Revenue

Gross profit, as reported	$ 468	(1)	15.4%	$ 786	17.4%
Depreciation and amortization	22		0.7%	21	0.5%
Amortization of intangibles	47		1.6%	60	1.3%
Decrease in LIFO reserve	(14)		(0.5%)	(53)	(1.2%)
Adjusted Gross Profit	$ 523	(1)	17.2%	$ 814	18.0%

Notes to above:

(1)

Includes $45 million of non-cash charges (pre-tax) recorded in cost of goods sold. Charges in the international segment are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the current market outlook for certain products. Excluding these charges, gross profit, as reported would be $513 million (16.9%) and adjusted gross profit would be $568 million (18.7%) for the year ended December 31, 2016, respectively.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Sales by Product Line (Unaudited)

(in millions)

0

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2016	2015	2016	2015

Valves, automation, measurement and instrumentation	$ 267	$ 340	$ 1,161	$ 1,507
Carbon steel fittings and flanges	107	139	460	665
Line pipe (1)	99	162	444	864
Gas products	111	112	443	475
Stainless steel alloy pipe and fittings	51	52	206	267
Oil country tubular goods ("OCTG")	-	62	-	311
Other	84	100	327	440
	$ 719	$ 967	$ 3,041	$ 4,529

Notes to above:

(1)As a result of the disposition of our U.S. OCTG product line, pre-disposition OCTG sales of $18 million have been included within line pipe sales for the year ended December 31, 2016.

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